EXHIBIT 10.6

EMPLOYMENT AGREEMENT
As Amended and Restated

            THIS AGREEMENT, is entered into this 1st day of January 2006, ("Effective Date") by and between American Bank of New Jersey (the "Savings Bank") and Catherine M. Bringuier (the "Executive").
WITNESSETH

            WHEREAS, the Executive has heretofore been employed by the Savings Bank as the Senior Vice President and Chief Lending Officer and is experienced in all phases of the business of the Savings Bank; and

            WHEREAS, the parties have previously entered into an Employment Agreement, dated January 1, 2003, ("Prior Agreement"); and

            WHEREAS, the Savings Bank wishes to be assured of the Executive's continued active participation in the business of the Savings Bank and wishes to make certain revisions to such Prior Agreement.

            NOW, THEREFORE, in consideration of the covenants and the mutual agreements herein contained, the parties hereby agree as follows:

            1.        Employment. The Savings Bank hereby employs the Executive in the capacity of Senior Vice President and Chief Lending Officer. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Savings Bank and American Bancorp of New Jersey, Inc. the parent holding company of the Savings Bank ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Savings Bank and Parent. The Executive's other duties shall be such as the Board of Directors for the Savings Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Savings Bank.

            2.        Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending December 31, 2006 thereafter ("Term"). Additionally, on, or before, each annual anniversary date from the Effective Date, the Term of this Agreement shall be extended for up to an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended. References herein to the Term of this Agreement shall refer both to the initial term and successive terms.

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            3.        Compensation, Benefits and Expenses.

                       (a)        Base Salary. The Savings Bank shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $144,130 per annum ("Base Salary"), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors.

                       (b)        Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Savings Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such discretionary bonuses when and as declared by the Board.

                       (c)        Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Savings Bank or its Parent which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Savings Bank or its Parent, to the extent commensurate with her then duties and responsibilities, as fixed by the Board of Directors of the Savings Bank or its Parent.

                       (d)        Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Savings Bank which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, Executive's dependent family shall be eligible to participate in medical and dental insurance plans sponsored by the Savings Bank or Parent with 70% of the cost of such premiums paid by the Savings Bank.

                       (e)        Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Savings Bank. The Executive shall not be entitled to receive any additional compensation from the Savings Bank for failure to take a vacation or sick leave, nor shall she be able to accumulate unused vacation or sick leave from one year to the next, except to the extent authorized by the Board of Directors.

                       (f)        Expenses. The Savings Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Savings Bank or Parent, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Savings Bank. If such expenses are paid in the first instance by the Executive, the Savings Bank shall reimburse the Executive therefor. Expenses incurred by Executive on behalf of Parent shall be paid or advanced by Parent or reimbursed by Parent to the Savings Bank.

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                       (g)        Changes in Benefits. The Savings Bank shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and (e) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Savings Bank and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Savings Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

            4.        Loyalty; Noncompetition.

                       (a)        The Executive shall devote her full time and attention to the performance of her employment under this Agreement. During the term of the Executive's employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Savings Bank or Parent.

                       (b)        Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Savings Bank or Parent, or, solely as a passive or minority investor, in any business.

            5.        Standards. During the term of this Agreement, the Executive shall perform her duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

            6.        Termination and Termination Pay. The Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

                       (a)        The death of the Executive during the term of this Agreement, in which event the Executive's estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive's death shall have occurred.

                       (b)        The Savings Bank may terminate the Executive's employment at any time with or without Just Cause within its sole discretion. This Agreement shall not be deemed to give Executive any right to be retained in the employment or service of the Savings Bank, or to interfere with the right of the Savings Bank to terminate the employment of the Executive at any time, but any termination by the Savings Bank other than termination for Just Cause shall not prejudice the Executive's right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Savings Bank may within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify such Executive accordingly. Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

                       (c)        Except as provided pursuant to Section 9 hereof, in the event Executive's employment under this Agreement is terminated by the Savings Bank without Just Cause during

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the Term of this Agreement (including any renewal Term), the Savings Bank shall be obligated to continue to pay the Executive: i) the salary provided pursuant to Section 3(a) herein, up to the date of termination of the remaining Term of this Agreement, but in no event for a period of less than one year from such date of termination of employment; and ii) for the same minimum one year period, the cost of Executive obtaining all health, life, disability and other benefits which the Executive would be eligible to participate in during such period of payment, based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment. The provisions of this Section 6(c) shall survive the expiration of this Agreement.

                       (d)        The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

            7.        Regulatory Exclusions.

                       (a)        If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Savings Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Savings Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Savings Bank may within its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

                       (b)        If the Executive is removed and/or permanently prohibited from participating in the conduct of the Savings Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Savings Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

                       (c)        If the Savings Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

                       (d)        All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Savings Bank: (i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his designee, at the time that the Director of the OTS, or his designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

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                       (e)        Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828(k) and any regulations promulgated thereunder.

            8.        Disability. If the Executive shall become disabled or incapacitated to the extent that she is unable to perform her duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall receive compensation and benefits in accordance with the terms of any plans or policies of the Savings Bank relating to short and long term disability, rather than pursuant to the Agreement. Such benefits shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Savings Bank employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then her compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

            9.        Change in Control.

                       (a)        Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment during the term of this Agreement following any Change in Control of the Savings Bank or Parent, or within twelve (12) months thereafter of such Change in Control, absent Just Cause, Executive shall be paid an amount equal to the product of two (2) times the Executive's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum as of the date of such termination of service, and such payments shall be in lieu of any other future payments which the Executive would be otherwise entitled to receive under Section 6 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder, when aggregated with all other payments to be made to the Executive by the Savings Bank or the Parent, shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term "Change in Control" shall refer to: (i) the sale of all, or a material portion, of the assets of the Savings Bank or the Parent; (ii) the merger or recapitalization of the Savings Bank or the Parent whereby the Savings Bank or the Parent is not the surviving entity; (iii) a change in control of the Savings Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Savings Bank or the Parent by any person, trust, entity or group. The term "person" means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 9(a) shall survive the expiration of this Agreement occurring after a Change in Control.

                       (b)        Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate her employment during the term of this Agreement following a Change in Control of the Savings Bank or Parent, or within twelve (12) months following such Change in Control, and upon the occurrence, or within 120 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if Executive

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would be required to move her personal residence or perform her principal executive functions more than forty (40) miles from the Executive's primary office as of the signing of this Agreement; or (ii) if the Savings Bank should fail to maintain Executive's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe and retirement plans. Upon such voluntary termination of employment by the Executive in accordance with this subsection, Executive shall thereupon be entitled to receive the payments described in Section 9(a) of this Agreement. The provisions of this Section 9(b) shall survive the expiration of this Agreement occurring after a Change in Control.

            10.       Withholding. All payments required to be made by the Savings Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Savings Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

            11.      Successors and Assigns.

                       (a)        This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Savings Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Savings Bank or Parent.

                       (b)        Since the Savings Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Savings Bank.

            12.       Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Savings Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            13.       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.

            14.       Nature of Obligations. Nothing contained herein shall create or require the Savings Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Savings Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Savings Bank.

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            15.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            16.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

            17.       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Savings Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The provisions of this Section 17 shall survive the expiration of this Agreement.

            18.       Confidential Information. The Executive acknowledges that during her employment she will learn and have access to confidential information regarding the Savings Bank and the Parent and its customers and businesses ("Confidential Information"). The Executive agrees and covenants not to disclose or use for her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Savings Bank or the Parent consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Savings Bank, the Parent, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Savings Bank and the Parent. The Executive shall not otherwise knowingly act or conduct herself (a) to the material detriment of the Savings Bank or the Parent, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Savings Bank or the Parent. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Savings Bank, disciplinary action against the Executive taken by the Savings Bank, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity.

            19.       Compliance with Section 409A of the Code. Not withstanding anything herein to the contrary, any payments to be made in accordance with Sections 6 or 9 of the Agreement shall not be made prior to the date that is 183 calendar days from the date of termination of employment of the Executive if it is determined by the Savings Bank or the Parent in good faith that such payments to be made to such Executive are subject to the limitations set forth at Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such date would result in the requirement for the Executive to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code.

            20.       Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

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            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

AMERICAN BANK OF NEW JERSEY
	By:	/s/ W. George Parker W. George Parker Chairman
ATTEST: /s/ Kathleen Walsh Sectretary
WITNESS:
/s/ Kathleen Walsh	/s/ Catherine M. Bringuier Catherine M. Bringuier Executive

End.